LAPORTE BANCORP, INC.
TO COMMENCE STOCK OFFERING

LaPorte, Indiana. (August 20, 2012) – LaPorte Bancorp, Inc. (“LaPorte-Federal”), (NASDAQ Capital: LPSB), the holding company of The LaPorte Savings Bank (the “Bank”), today announced that LaPorte Bancorp, Inc., a Maryland corporation and the proposed new holding company of the Bank (“New LaPorte”) and LaPorte Savings Bank, MHC have received conditional regulatory approval from the Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions to commence New LaPorte’s stock offering in connection with LaPorte Savings Bank, MHC’s proposed second-step conversion.  LaPorte-Federal also announced today that the registration statement relating to the sale of common stock of New LaPorte has been declared effective by the Securities and Exchange Commission.

New LaPorte is offering for sale the 54.1% ownership interest in LaPorte-Federal currently owned by LaPorte Savings Bank, MHC, which is equivalent to between $20.4 million and $27.6 million, or between 2,550,000 and 3,450,000 shares of common stock at $8.00 per share.  New LaPorte may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $31.7 million or 3,967,500 shares at $8.00 per share, as a result of market demand or changes in the financial markets.  The number of shares to be sold in the offering is based on an independent appraisal of the estimated pro forma market value of New LaPorte as of May 25, 2012.

Due to the payment of a $0.04 per share dividend by LaPorte-Federal to shareholders in the second quarter of 2012, and the payment of an equivalent dividend to be made on September 5, 2012, the exchange shares received by LaPorte-Federal’s public shareholders and the related exchange ratio will be reduced from the exchange ratio set forth in the May 25, 2012 appraisal. Accordingly at the conclusion of the conversion and offering, the existing shares of common stock held by the public shareholders of LaPorte-Federal will be exchanged for between 0.9881 and 1.3450 shares of New LaPorte, subject to a 15% increase to 1.5505 shares. In order to issue the minimum of 4,689,224 shares in the offering and the exchange, New LaPorte must sell approximately 2,564,068 shares in the offering which would translate into a 0.9936 exchange ratio. The exchange ratio ranges could change as a result of regulatory review, public shareholder dilution due to LaPorte-Federal’s payment of additional cash dividends or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering.

The completion of the conversion and offering is subject to, among other things, meeting the minimum of the valuation range, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of the Bank as of July 31, 2012, and the receipt of the approval of the shareholders of record of LaPorte-Federal as of July 31, 2012.

After the completion of the conversion and offering, New LaPorte will be 100% owned by public shareholders, and LaPorte-Federal and LaPorte Savings Bank, MHC will each cease to exist.

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On or about August 20, 2012, offering materials will be mailed to Bank depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors and shareholders.  Shares of common stock not sold in the subscription offering will be available in a community offering with a preference given first to natural persons residing in the Indiana counties of LaPorte, Porter, Lake, St. Joseph and Starke and the Michigan county of Berrien and then to shareholders of LaPorte-Federal as of July 31, 2012.  The subscription and community offerings are expected to expire at noon, Central Time, on September 12, 2012.  Sterne, Agee & Leach, Inc. is assisting New LaPorte in selling its common stock in the subscription and community offerings on a best efforts basis.

New LaPorte has established a Stock Information Center to handle inquiries of its depositors and shareholders with respect to the subscription and community offerings.  The Stock Information Center will open on August 21, 2012.  The Stock Information Center’s telephone number is (855) 573-4143.  Hours of operation will be Monday, noon to 4:30 p.m., Tuesday through Thursday, 9:00 a.m. to 4:30 p.m. and Friday, 9:00 a.m. to noon, Central Time. The Stock Information Center will be closed on bank holidays and weekends.  A copy of the prospectus and stock order form relating to the subscription and community offerings may be obtained from the Stock Information Center beginning on August 21, 2012.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte-Federal and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities.  New LaPorte undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

LaPorte-Federal has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission.  Shareholders of LaPorte-Federal are urged to read the proxy statement/prospectus because it contains important information.  Investors are able to obtain all documents filed with the Securities and Exchange Commission by LaPorte-Federal and New LaPorte free of charge at the Securities and Exchange Commission’s website, www.sec.gov.  In addition, documents filed with the Securities and Exchange Commission by LaPorte-Federal and New LaPorte are available free of charge from the Corporate Secretary of LaPorte-Federal at 710 Indiana Avenue, LaPorte, Indiana 46350, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of LaPorte-Federal are participants in the solicitation of proxies in favor of the conversion from the shareholders of LaPorte-Federal.  Information about the directors and executive officers of LaPorte-Federal is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

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